Exhibit 10.3

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) entered into as of January 23, 2025 is by and among Transact Europe Holdings EOOD, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 203296816, a sole owner limited liability company organized under the laws of the Republic of Bulgaria, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (“Seller”), Ryvyl (EU) EAD, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 121554961, a sole owner joint stock company organized under the laws of the Republic of Bulgaria, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (the “Ryvyl EU”), Hampstead Holdings Ltd, a limited liability company, organized under the laws of the Republic of Bulgaria, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 208105806, with a registered office located at 19, Maragidik Str., 2nd floor, office 1, Burgas, Bulgaria (“Buyer”), and Sichenzia Ross Ference Carmel LLP as escrow agent (“Escrow Agent”).

WHEREAS, Seller, RYVYL, Inc., a corporation incorporated in the State of Nevada of the United States with a registered office located at 3131 Camino Del Rio North, Suite 1400, San Diego, California 92108, United States (the “Company”) and Buyer are parties to that certain Stock Purchase Agreement dated January 23, 2025 (the “Purchase Agreement”), pursuant to which Seller shall sell to Buyer, and Buyer shall purchase from the Seller all of the issued and outstanding shares of capital stock of Ryvyl EU, and which provides for the deposit and the delivery of the Escrowed Property to the Escrow Agent and the release of such Escrowed Property by the Escrow Agent; and

WHEREAS, the Escrow Agent is willing to retain such Escrowed Property as escrow agent upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, the parties hereby agree as follows:

1.    All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2.    Seller, Ryvyl EU and Buyer hereby appoint Escrow Agent to serve as the escrow agent under this Escrow Agreement, and Escrow Agent accepts such appointment subject to the terms and conditions hereof.

3.    Each of the following shall be deposited or delivered, as the case may be, to the Escrow Agent pursuant to the Purchase Agreement (collectively, the “Escrowed Property”):

(a)	the Transaction Formalities Documents;
(b)	Interim Shares Certificate[/s];
(c)	Shares Transfer Endorsement[/s];
(d)	Shareholders Book of Ryvyl EU;
(e)	Seller Irrevocable POA;
(f)	Ryvyl EU Irrevocable POA; and
(g)	the Purchase Price, which Buyer shall wire to the following account,

Citibank

153 East 53rd Street

23rd Floor

New York, NY 10022

A/C of Sichenzia Ross Ference Carmel LLP

A/C No.:         4974921703

ABA No.:        021000089

SWIFT Code:  CITIUS33

4.    Pending the deposit and the delivery of the Escrowed Property, Escrow Agent agrees to hold the Escrowed Property in accordance with the terms and conditions contained herein. The Escrow Agent shall not distribute or release any of the Escrowed Property except in accordance with the express terms and conditions of this Agreement.

5.    Pending the payment and/or delivery of the Escrowed Property out of escrow as provided herein, Escrow Agent shall retain all monies constituting the Escrowed Property in a non-interest-bearing account in accordance with the terms of this Escrow Agreement.

Upon the receipt by Escrow Agent of written instruction from Buyer to release any of the Escrowed Property (“Buyer Instruction”), then such Escrowed Property shall be released by Escrow Agent in accordance with the Buyer Instruction as soon as practicable, but no later than three (3) Business Days after receipt of such Buyer Instruction. For the avoidance of doubt, each of Seller and Ryvyl EU agree and confirm that pursuant to a Buyer Instruction delivered by Buyer to Escrow Agent, in connection with the Closing and in furtherance of Section 4.02(a) of the Purchase Agreement, that instructs Escrow Agent to release the Escrowed Property to Tsvetkova Bebov and Partners, member of Eversheds Sutherland, Escrow Agent shall deliver the Escrowed Property to such appointee in accordance with such Buyer Instruction.

6.    Escrow Agent shall not be under any duty to give the Escrowed Property any greater degree of care than it gives to similar property held in escrow, and it shall have no liability hereunder, except for the willful breach of its duties hereunder.

7.    Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and no implied duties or obligations should be read into this Escrow Agreement against Escrow Agent. Escrow Agent need not refer to, and will not be bound by, the provisions of any other agreement.

8.    Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on advice of counsel.

9.    Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

10.    Seller shall pay to Escrow Agent an agency fee in the aggregate amount of $7,500 for its services hereunder upon execution of this Agreement.

11.    In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from Buyer with respect to the Escrowed Property, which, in its opinion, are in conflict with any of the provisions hereof (i) it shall be entitled to refrain from taking any action, and in doing so shall not become liable in any way or to any person for its failure or refusal to comply with such conflicting demands, and it shall be entitled to continue so to refrain from acting and so refuse to act until it shall be directed otherwise, in writing, jointly by Seller, Ryvyl EU and Buyer or until it shall receive a final determination of a court of law, arbitration panel, or similar adjudicative body, or (ii) it may commence as interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of Seller, Ryvyl EU and Buyer.

12.    Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons, and may assume that any of the officers of Buyer purporting to act on behalf of Buyer in giving any such notice or other instrument in connection with the provisions hereof has been duly authorize to do so.

13.    In the event that Escrow Agent shall, by written notice, request of Seller, Ryvyl EU and Buyer instructions jointly executed by each of them regarding any matter arising in connection with this Escrow Agreement, and such parties shall not, within fifteen (15) days after the giving of such notice, deliver to Escrow Agent written instructions reasonably satisfactory to Escrow Agent in relation to such matter, Escrow Agent may retain counsel to advise it in such connection or act pro se.

14.    (a) In the event that Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Escrow Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which it may thereafter suffer or incur in connection with this Escrow Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by Seller, Ryvyl EU and Buyer, jointly and severally. In the event that Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Escrow Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel to Escrow Agent and the amounts attributable to services rendered by members or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by Seller, Ryvyl EU and Buyer, jointly and severally, unless such loss, liability or expense is due to the willful breach by Escrow Agent of its duties hereunder.

(b)         Seller, Ryvyl EU and Buyer jointly and severally hereby unconditionally agree to indemnify Escrow Agent and hold it harmless from and against any and all taxes (including federal, state and local taxes of any kind and other governmental charges), expenses, damages, actions, suits or other charges incurred by or brought or assessed against it for (i) anything done or omitted by it in the performance of its duties hereunder, or (ii) an account of its acting in its capacity as an Escrow Agent or stakeholder hereunder, except as a result of its willful breach of its duties under this Escrow Agreement.

(c)         All expenses incurred by Escrow Agent in connection with the performance of its duties hereunder shall be paid (or reimbursed to it) by Seller, Ryvyl EU and Buyer, jointly and severally.

(d)         The agreements contained in this Section 15 shall survive any termination of the duties of Escrow Agent hereunder.

15.    Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving Seller, Ryvyl EU and Buyer at least fifteen (15) days’ prior written notice thereof. As soon as practicable after its resignation, Escrow Agent shall turn over to the successor escrow agent appointed by Seller, Ryvyl EU and Buyer the Escrowed Property then held by Escrow Agent upon presentation of the document appointing the new Escrow Agent and its acceptance thereof. If no new Escrow Agent is so appointed within thirty (30) days following such notice of resignation, Escrow Agent may deposit the Escrowed Property with, and commence an inter-pleader or other appropriate action in, any court of competent jurisdiction.

16.    Seller, Ryvyl EU and Buyer may each terminate this Agreement by giving written notice to Escrow Agent and the other parties, by certified or registered mail, ten (10) Business Days prior to the effective date of termination, to the effect that any non-terminating party has failed to satisfy its obligations under the Purchase Agreement. Within three (3) Business Days after receiving notice of termination, each non-terminating party shall advise Escrow Agent, in writing, by certified or registered mail, if it disputes the termination. Upon receiving such advice, Escrow Agent shall take no action until it receives either (i) a letter signed by each of Seller, Ryvyl EU and Buyer jointly directing it to deliver the Escrowed Property to any of such parties in accordance with the terms set forth in such letter or (ii) a final determination by a court of law, arbitration panel or similar adjudicative body specifying the manner in which the Escrowed Property is to be turned over by Escrow Agent. If, on or prior to the effective date of termination, no non-terminating party advises Escrow Agent that it disputes the termination, Escrow Agent shall thereupon turn over the Escrowed Property to the original party that delivered such property to Escrow Agent.

For the purpose of this Escrow Agreement, a determination will be deemed final once Escrow Agent receives a written notification from counsel that no appeal of the determination is permitted, or that the time to appeal has expired.

17.    Escrow Agent shall have no responsibility for the contents of any writing of any arbitrator contemplated herein and may rely without liability upon the contents thereof.

18.    The terms and provisions of this Escrow Agreement may not be waived, discharged or terminated orally, but only by an instrument in writing signed by the person or persons against whom enforcement of the discharge, waiver or termination is sought.

19.    Escrow Agent shall not be bound by any modification of the provisions of this Escrow Agreement, unless such modification is in writing and signed by each of Seller, Ryvyl EU and Buyer, and, with respect to any modification in its duties or its rights of indemnification hereunder, it shall have given its prior written consent thereto.

20.    Buyer, Ryvyl EU and Seller shall, from time to time, execute such documents and perform such acts as Escrow Agent may reasonably request and as may be necessary to enable Escrow Agent to perform its duties hereunder or effectuate the transactions contemplated by thus Escrow Agreement.

21.    The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, successors, assigns and personal representatives of Escrow Agent, Buyer, Ryvyl EU and Seller.

22.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first above written.

TRANSACT EUROPE HOLDINGS EOOD, Seller

By: /s/ Ben Errez

Name:       Ben Errez

Title:         Manager

RYVYL (EU)

By: /s/ Daniela Stahilova Ivanova – Nikolova

Name:       Daniela Strahilova Ivanova - Nikolova

Title:         Executive Director

HAMPSTEAD HOLDINGS LTD, Buyer

By: /s/ Daniel Cookson

Name:       Daniel Cookson

Title:         Managing Director

SICHENZIA ROSS FERENCE CARMEL LLP, Escrow Agent

By: /s/ Thomas Rose

Name:       Thomas Rose

Title:         Managing Partner